EXHIBIT 4.3




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                           CERTIFICATE OF DESIGNATION,
                        PREFERENCES AND OTHER RIGHTS AND
                                QUALIFICATIONS OF
                         10% CONVERTIBLE PREFERRED STOCK
                       OF PACIFICHEALTH LABORATORIES, INC.


     PACIFICHEALTH LABORATORIES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of said Corporation, and pursuant to Sections 141(c) and 151 of the Delaware General Corporation Law, said Board of Directors, acting by unanimous written action in lieu of a meeting thereof on August 21, 1995, duly determined that 350,000 shares of Preferred Stock, $.01 par value, shall be designated "10% Convertible Preferred Stock", and to that end the Board of Directors adopted a resolution providing for the designation, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions of the 10% Convertible Preferred Stock, which resolutions are as follows:

     RESOLVED, that three hundred fifty thousand (350,000) shares of authorized and heretofore unissued shares of the $.01 par value Preferred Stock of PacificHealth Laboratories, Inc. (the "Corporation") a Delaware corporation, are designated as the Corporation's 10% Convertible Preferred Stock; and

     RESOLVED FURTHER, that the 10% Convertible Preferred Stock shall have the following preferences and relative, participating, optional or other rights, qualifications, limitations and restrictions:

          1. Dividends.

               a. Holders of shares of 10% Convertible Preferred Stock (hereinafter referred to as the "Shares") shall be entitled to receive an annual dividend of One ($1.00) Dollar per Share, which shall accrue from the date of the issuance of the Share by the Corporation and shall be payable in quarterly installments of Twenty Five ($.25) Cents to the holder of record of such Share as of March 31, June 30, September 30 and December 31 in each year that such Share is outstanding (the "Record Dates") not later than ten (10) days after the Record Date (the "Dividend Payment Date"). Holders of Shares which are issued other than on a Record Date shall receive a reduced dividend on the first Dividend Payment Date following the issuance of such Shares, which reduced dividend shall be determined by multiplying the quarterly


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          dividend which otherwise would be payable on such Dividend Payment
          Date by a fraction, the numerator of which equals (i) the number of days during which such Shares were outstanding as of the first Record Date on which they are outstanding, or (ii) ninety-one (91) days, whichever is less, and the denominator of which is ninety-one (91) days.

               b. Dividends may be paid either in cash or in additional Shares, at the sole option and discretion of the Corporation. If paid in Shares, the value of the Shares for dividend payment purposes shall equal Ten ($10.00) Dollars per Share.

          2. Rights and Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, shall be distributed in the following order of priority:

               a. First, to the holders of any class or series of Preferred Stock or other capital stock of the Corporation which is entitled to a preference in liquidation and dissolution over the Shares, but only to the extent of that preference.

               b. Next, to the holders of Shares and any class or series of Preferred Stock or other capital stock of the Corporation which is of equal rank with the Shares with respect to sharing in the proceeds of liquidation and dissolution of the Corporation, but only to the extent that such class or series of capital stock is of equal rank. In any such distribution, holders of Shares shall be entitled to receive, prior to and in preference to any distribution to the holders of Common Stock or any other class or series of capital stock of the Corporation which is subordinate and inferior to the rights of holders of Shares in liquidation and dissolution and winding up, and in lieu of any other payment, an amount equal to Ten ($10.00) Dollars per Share then outstanding plus any dividends accrued and unpaid through the liquidation date (the "Shares Liquidation Preference").

               c. After distribution of the Shares Liquidation Preference to holders of Shares, the remaining assets, if any, of the Corporation available for distribution to the shareholders of the Corporation shall be distributed to the holders of shares of other classes of capital stock of the Corporation, as their rights may appear.

          3. Voting.

               a. In addition to the rights specified in Section 3.b below and any other rights required by applicable laws, each Share shall entitle the holder thereof to a number of votes per Share on all matters as to which holders of Common Stock shall


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          be entitled to vote, in the same manner and with the same effect as and as a class with the holders of Common Stock and any other class or series of capital stock of the Corporation which votes as a class with the Common Stock, equal to the number of shares of Common Stock of the Corporation into which such Share could be converted pursuant to
          Section 5 below, but without regard to subSection 5.a(iii) of Section 5, as of the date for determining the shareholders of the Corporation entitled to vote on the matter in respect of which the voting rights of Shares are to be computed.

               b. Except as hereinafter provided in this Designation, the Corporation shall not, without the affirmative consent or approval of the holders of Shares representing at least 67% of the total number of Shares then outstanding, acting separately as one class, given either by written consent in lieu of a meeting or by vote at a meeting called for such purposes:

                    (1) create or issue any class or series of capital stock (A)
               ranking, either as to payment of dividends, distribution of assets or redemptions, prior or equal to the Shares, or (B) which in any manner adversely affects the holders of the Shares; or

                    (2) alter or change the designations, powers, preferences or rights, or the qualifications, limitations or restrictions of the Shares.

               c. The Corporation may take, with the affirmative consent or approval of holders of 67% or more of Shares outstanding, any of the actions described in Section 3.b above.

          4. Redemption.

               a. The Corporation shall have the right, at any time and from time to time after December 31, 1997, upon written notice (a "Redemption Notice") to all holders of Shares at their respective registered addresses stating that the Corporation is exercising its right of redemption set forth herein and fixing a date for such redemption (the "Redemption Date") which shall be no more than sixty
          (60) and no less than thirty (30) days following the date of the Redemption Notice, redeem the Shares at a price per Share (the "Redemption Price") equal to (i) $10.50 per Share through December 31, 2002, and (ii) $10.00 per Share after December 31, 2002, plus, in either case, all dividends which have accrued on the Shares to the Redemption Date.

               b. From and after the Redemption Date, holders of Shares shall cease to be shareholders of the Corporation and the sole right of holders of Shares shall be to receive the Redemption Price as provided herein.



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               c. The Corporation shall pay the Redemption Price to each holder of record of Shares as of the Redemption Date, provided, however, that as a condition precedent to the Corporation's payment of the Redemption Price to any holder, such holder shall deliver to the Corporation the certificate representing the Shares to be redeemed or, in lieu thereof, satisfactory evidence that such certificate has been lost or destroyed, together with a bond or surety satisfactory to the Corporation to protect it against loss should such certificate subsequently be tendered for redemption.

               d. If the Corporation at any time redeems fewer than all Shares, it shall redeem all such Shares pro-rata from all holders thereof, subject, however, to such holders' rights to convert some or all of their Shares into Common Stock hereunder.

               e. On December 31, 2005 (such date being hereinafter referred to as the "Mandatory Redemption Date"), the Corporation shall (unless otherwise prevented by law) redeem all Shares then outstanding. If the Corporation is prevented from redeeming the Shares on the Mandatory Redemption Date by operation of law, it shall give notice to all holders of Shares of the condition preventing redemption, and shall redeem such Shares on the earliest date that it is able to do so after the Mandatory Redemption Date by following the procedures set forth in Sections 4.a through 4.d hereof. Except as otherwise expressly set forth in this Section 4.e, the rights of holders of Shares with respect to the redemption thereof by the Corporation shall be identical whether the redemption is a voluntary redemption pursuant to
          Section 4.1 or a mandatory redemption pursuant to this Section 4.e.

          5. Conversion.

               a. Subject to adjustment as provided in Sections 5.b and 5.c below, holders of Shares shall have the right, at a holder's option, at any time or from time to time and prior to the redemption thereof, to convert each Share into fully paid and non-assessable shares of Common Stock of the Corporation as follows: (i) to and including December 31, 1997, each Share shall be convertible into two and one-half (2-1/2) shares of Common Stock; and (ii) from January 1, 1998, each Shares shall be convertible into one and two-thirds (1-2/3) shares of Common Stock unless the condition set forth in the following subsection is satisfied, in which case the conversion ratio set forth therein shall apply; or (iii) if the Corporation's Common Stock is admitted for trading on the NASDAQ Stock Market or a national securities exchange on or after January 1, 2001, each Share shall be convertible into a number of shares of Common Stock determined by dividing an amount equal to ninety (90%) percent of the market value of Common Stock at the time of conversion into Ten ($10.00) Dollars. For purposes of sub-Section (iii) hereof, the market value of Common Stock as of any date shall equal the average


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          closing sale price of the Common Stock (or if last sale data is not available on any day, the closing bid price) reported on NASDAQ or such exchange for the thirty (30) day period preceding such date.

               b. If, at any time after the date that Shares are first issued (the "Original Issue Date") the number of shares of Common Stock outstanding is increased by a subdivision, conversion or split-up of shares of Common Stock, then, following the record date fixed therefor, the ratio upon which Shares may be converted into Common Stock pursuant to Section 5.a above (the "Conversion Ratio") shall be appropriately adjusted by increasing the number of shares of Common Stock issuable upon conversion of each Share in proportion to such increase in outstanding shares of Common Stock.

               c. If, at any time after the Original Issue Date, the number of shares of Common Stock outstanding is decreased by a stock combination, reverse split or conversion, then, following the record date for such combination, reverse stock split or conversion, the Conversion Ratio shall be appropriately adjusted by decreasing the number of shares of Common Stock issuable on conversion of each Share in proportion of such decrease in outstanding shares of Common Stock.

               d. In case, at any time after the Original Issue Date, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each Share shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 5 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

               e. To exercise the right to convert set forth in this Section 5, a holder of Shares shall deliver to the


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          Corporation at its principal executive offices, marked to the attention of the Secretary of the Corporation, the certificate or certificates representing the Shares to be converted, endorsed to, or accompanied by a separate assignment to, the Corporation, and (b) a written notice stating (i) such holder's wish to exercise the right to convert such Shares set forth in this designation, (ii) the name or names and addresses in which and to which securities or other property then deliverable upon conversion of such Shares should be registered and delivered (if to a person other than the holder and/or to an address other than the holder's address of record). The conversion of a Share shall be deemed effective, and such Share shall cease to be outstanding for any purpose, upon receipt by the Corporation of the aforementioned Notice of Conversion and certificate representing such Share, provided the same are received prior to the Redemption Date, and the sole right of the holder of such Share after conversion shall be to receive the securities or other property then issuable upon the conversion thereof.

               f. The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any Shares; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the Shares in respect of which such shares are being issued.

               g. The Corporation shall reserve, and at all times from and after the Original Issue Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of Shares sufficient shares to provide for the conversion of all outstanding such Shares.

               h. All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

               i. For this purpose, each Ten ($10.00) Dollars of dividends accrued on the Shares but not paid (and, upon conversion, the Corporation shall have the right to pay accumulated dividends on the Shares from capital) at the time of conversion shall be deemed equivalent to one (1) Share and converted into Common Stock hereunder on that basis.

          6. Other. Except as expressly provided herein, Shares shall have the same rights and privileges as shares of the Corporation's Common Stock.


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     IN WITNESS WHEREOF, this Certificate of Designation has been signed by the
President of the Corporation and the Corporation has caused its corporate seal to be hereunto affixed as of this 22nd day of August, 1995.


                                            PACIFICHEALTH LABORATORIES, INC.



                                            By:  /s/ Robert Portman
                                               ---------------------------------
                                                 Robert Portman, President

[CORPORATE SEAL]

                                            Attest:  /s/ David I. Portman
                                                   -----------------------------
                                                   David I. Portman, Secretary





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